Exhibit 99.1

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL 60181, (630) 954-0400

FOR IMMEDIATE RELEASE :	August 31, 2011

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Salvatore J. Zizza
Chief Executive Officer
Phone: (630) 954-0400 Fax: (630) 954-0595
E-mail: invest@genp.com

General Employment Enterprises, Inc. Announces Definitive Agreement to Acquire Assets of Ashley Ellis, LLC

General Employment Enterprises, Inc. (NYSE Amex: JOB) (the "Company") today announced that on August 31, 2011, it entered into an asset purchase agreement with Ashley Ellis, LLC www.ashleyellis.com (“Ashley Ellis”) and Brad Imhoff for the purchase of substantially all of the assets of Ashley Ellis, including properties, rights, powers and privileges of Ashley Ellis.  Ashley Ellis is an Information Technology Recruiting and Staffing firm with offices located in Naperville, Illinois; Atlanta, Georgia and Houston, Texas.

Salvatore J. Zizza, General Employment's Chief Executive Officer stated, "We are very pleased to announce that we entered into this definitive acquisition agreement with Ashley Ellis. Ashley Ellis will be a complementary addition to our core business and will also strengthen our operation with the addition of two talented Ashley Ellis executives who will join our General Employment staff – Brad Imhoff, former CEO of Ashley Ellis, will serve as the Chief Operating Officer of General Employment and President of the Company’s Professional Staffing Division and Katy Gallagher, former COO of Ashley Ellis, will serve as the Vice President of Operations.  Brad and Katy are sure to bring innovative ideas and new perspectives to our organization and they will play an important role in our organic growth.  I am very excited about our future and the prospect of our continued growth both organically and through future acquisitions.”

About General Employment

General Employment Enterprises, Inc. provides contract and direct hire staffing services for business and industry.  The Company operates three divisions:  the Professional Staffing Division is a nationwide network of offices that specialize in the placement of information technology, engineering and accounting professionals; its Light Industrial Division operates offices in Ohio and Pennsylvania and provides labor and human resource solutions, including temporary staffing, human resources and payroll outsourcing services; .and its Agricultural Division provides contract staffing services to the agricultural industry in Florida.

Forward-Looking Statements

The statements made in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements often contain or are prefaced by words such as “will” and “expect.” As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation, those factors set forth under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the fiscal year ended September 30, 2010, and in our other filings with the SEC. General Employment is under no obligation to (and expressly disclaims any such obligation to) and does not intend to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.